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                                                                   EXHIBIT 10.25
                                                                           -----

                               OPERATING AGREEMENT

         THIS AGREEMENT, dated as of May 12, 2000 (the "Effective Date"), is made by and between UnitedAuto Group, Inc., a Delaware corporation, with offices at 13400 West Outer Drive, Suite B-36, Detroit Michigan 48239 ("UAG"), Penske Automotive Group, Inc., a Delaware corporation with offices at 3534 North Peck Road, El Monte, CA 91731 ("PAG" and collectively with UAG, "P/UAG") and CarsDirect.com, Inc., a Delaware corporation, with offices at 10567 Jefferson Blvd., Culver City, CA 90232 ("CarsDirect"). CarsDirect and the P/UAG shall be collectively referred to herein as the "Parties."

                                   BACKGROUND

         WHEREAS PAG and UAG are leading automotive retailers with more than one hundred (100) automotive franchises;

         WHEREAS CarsDirect is the national leader in online car-buying via its website currently located at the URL http://www.carsdirect.com (the "CarsDirect Site");

         WHEREAS the Company and each of UAG, PAG, HAC II, Inc. and Penske Corporation are concurrently entering into consulting agreements (the "Consulting Agreement").

         WHEREAS the Company, Penske Internet Capital Group, L.L.C., UAG, HAC II, Inc. and PAG are concurrently entering into a Series D Preferred Stock Purchase and Warrant Agreement (the "Investment Agreement"); and

         WHEREAS CarsDirect and PAG and UAG wish severally (except as set forth in the Warrant Agreement) to establish a strategic relationship for purposes other than the raising of capital pursuant to which PAG and UAG will each supply Automobiles to CarsDirect and CarsDirect will Source Automobiles from PAG and UAG, subject to the terms and conditions further defined herein.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS.

         As used herein, the following terms have the following defined meanings:

         "AFFILIATE" means, with respect to a party, any Person Controlling, Controlled by or under common Control with such party.

         "AUTOMOBILE" means any new motor vehicle under 10,000 pounds gross vehicle weight designed for use on public roadways, including but not limited to, standard passenger cars, sport utility vehicles, vans, minivans and light trucks.

         "AUTOMOBILE MANUFACTURER" means the original equipment manufacturers of Automobiles (e.g. Ford Motor Corporation, General Motors Corporation, etc.), including their distributors and Affiliates.
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         "AUTOMOBILE PURCHASE" means the purchase or lease of a Sourced
Automobile by a CarsDirect customer. For the purposes of this Agreement, an Automobile Purchase shall be deemed consummated upon delivery of the purchased Automobile to the applicable CarsDirect customer and the confirmation of such delivery (and acceptance thereof) by CarsDirect in accordance with its standard practices.

         "AVAILABLE" means shown in the new Automobile inventory or incoming inventory of the applicable P/UAG Dealer(s) in effect at the time of the Sourcing Request and unsold or unleased and in existence at the time of the Sourcing Request.

         "CARSDIRECT COMPETITOR" means any existing or future online or web site service which enables individuals or entities to initiate, process, engage and consummate the purchase of an Automobile, including, but not limited to, AutoNation Direct, Autobytel Direct, CarOrder, Greenlight and Drive-off by a retail or commercial customer utilizing a Direct Transaction Business Model unless such entity shall completely cease to engage in such activity.

         "CARSDIRECT WEB SITES" means, collectively, all Web Sites maintained by or on behalf of CarsDirect and its wholly owned subsidiaries.

         "CHANGE OF CONTROL" means the transfer of Control of a Party from the Person or Persons who hold such Control on the Effective Date.

         "CONTROL, CONTROLLING, CONTROLLED" means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any entity, whether through ownership of voting securities, by contract or otherwise.

         "DIRECT TRANSACTION BUSINESS MODEL" means the method of doing business for an Automobile purchase in the United States of America over the Internet in which a consumer configures a new Automobile, receives an up-front price (as distinct from "MSRP" or invoice price) for the configured Automobile and substantially facilitates the transaction in some manner.

         "DMA" means the area of responsibility set forth in the applicable dealer agreement provided that the PAG, as to PAG dealers, and UAG, as to UAG dealers, and CarsDirect may mutually agree upon any expansion of the DMA.

         "IMMEDIATELY AVAILABLE" means shown in the new Automobile inventory of the applicable P/UAG Dealer(s) and in existence at the time of the Sourcing Request.

         "PENSKE AUTO CENTERS" means Penske Auto Centers, Inc., a Delaware corporation.

         "PERSON" means any natural person, corporation, partnership, limited liability company or other entity. "PRICING" means the price at which CarsDirect Sources Automobiles from P/UAG Dealers.

         "P/UAG DEALER" means a P/UAG owned or managed dealer, including Acquired Dealerships (as defined in Section 2.3).

         "P/UAG INVENTORY" means the new Automobiles Available from the applicable P/UAG Dealer(s).




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         "P/UAG INVENTORY DATA" means Automobile inventory data to a detailed option and trim level from P/UAG's Dealers and factory locator system, including the information described in Section 6.1.1.

         "SOURCE" means CarsDirect's acquisition of an Automobile from a P/UAG Dealer subject to the criteria specified in this Agreement, including Pricing and the criteria set forth on Exhibit A , Exhibit B-1 and Exhibit B-2 attached hereto.

         "SOURCING REQUEST" means the request by CarsDirect of a P/UAG Dealer to effect a Sourcing Transaction.

         "SOURCING TRANSACTION" means a transaction by which CarsDirect acquires an Automobile from a P/UAG Dealer subject to the criteria specified in this Agreement, including Pricing and the criteria set forth on Exhibit A , Exhibit B-1 and Exhibit B-2 attached hereto.

         "THIRD PARTY SOURCING TRANSACTION" means a transaction by which CarsDirect acquires an Automobile from a franchised Automobile dealer other than a P/UAG Dealer as a result of uncompetitive response to a Sourcing Request or uncompetitive Pricing from a P/UAG Dealer.

         "WEB SITE" means any point of presence maintained on the Internet or on any other public commercial data network, excluding television or radio broadcast commercials. With respect to any Web site maintained on the World Wide Web, such Web site includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

2.       SOURCING ARRANGEMENT.

         2.1 P/UAG'S OBLIGATION TO SOURCE. Subject to Sections 2.2 and 2.3 below, during the Term (i) CarsDirect shall provide Sourcing Requests to P/UAG Dealers who are then P/UAG Dealers and (ii) PAG and UAG shall severally cause their respective dealers to enter into a Sourcing Transaction with CarsDirect in connection with such Sourcing Requests, provided that (i) the Automobiles applicable to such Sourcing Requests are Available or are accessible by such dealers by way of factory order or dealer trade and (ii) CarsDirect is not in material breach of this Agreement (as provided in Section 10.2). P/UAG shall notify CarsDirect of any acquisitions or dispositions of dealerships by P/UAG.

         2.2 PRICING TERMS. The Parties shall confer once per week during the Term to negotiate regional Pricing and shall agree to such Pricing by 6 p.m. (Pacific time) of each Monday during the Term (or by another process mutually agreed upon by the Parties). CarsDirect shall be under no obligation (except as provided in Section 2.3 below) to Source Automobiles at the negotiated Pricing.

2.3 FIRST OPPORTUNITY TO SOURCE. With respect to Automobiles for which CarsDirect has agreed to Pricing as negotiated between the Parties pursuant to
Section 2.2 above, CarsDirect will offer any P/UAG Dealer of like make that is located within the same DMA of a CarsDirect customer that has ordered an Automobile through CarsDirect, the first opportunity to Source such Automobile to CarsDirect, subject to written agreements between CarsDirect and third parties in effect prior to the Effective Date and provided that PAG, UAG and such P/UAG Dealer are in compliance with the terms and conditions of this Agreement. In the event that P/UAG acquires one or more franchised Automobile dealerships during the Term ("Acquired Dealerships"), CarsDirect shall provide such dealerships the first priority to Source (as described in this Section 2.3) subject to any written agreements between CarsDirect and any third party that are effective prior to the consummation of any such acquisition.



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         2.4 FINANCE, INSURANCE AND AFTER MARKET PRODUCTS. Neither P/UAG nor any
P/UAG Dealer shall, prior to the acceptance of delivery of the Automobile by the CarsDirect Customer, solicit or cause such customer to unwind the Automobile Purchase including any commitment by such customer to purchase any retail finance, lease or other after-market Automobile product or service offered to that customer through CarsDirect.

         2.5 SERVICE LEVEL. P/UAG shall cause each P/UAG Dealer to comply with the Service Level Criteria set forth on Exhibit A attached hereto, as well as the terms and conditions set forth in CarsDirect's standard Priority Supplier Network Membership Agreement and CarsDirect's Vehicle Commitment Form, as in effect from time to time, the current versions of which are attached hereto as Exhibit B-1 and Exhibit B-2, respectively. Any changes to the Priority Supplier Network Membership Agreement or the CarsDirect's Vehicle Commitment Form after the Effective Date which materially affect P/UAG's rights and obligations under those agreements shall be subject to mutual agreement of the Parties. In the event that a specific P/UAG Dealer fails to comply with the provisions contained in Exhibit A or Exhibit B attached hereto, CarsDirect shall be under no obligation to provide such noncompliant P/UAG Dealer the limited first opportunity to Source Automobiles as described in Section 2.3 above.

          2.6 DELIVERY. CarsDirect and P/UAG shall develop mutually agreed upon Automobile delivery procedures in connection with Automobile Purchases consistent with applicable laws, Automobile Manufacturer policies and the terms of the P/UAG Dealers' franchise agreements, including the allocation of costs in connection with such delivery. P/UAG shall bear all costs associated with such deliveries which are the responsibility of P/UAG pursuant to the previous sentence.

          2.7 PAYMENT TERMS. Payment terms for Sourcing Transactions shall be seven (7) days gross pay. Provided, however, in the event that CarsDirect consistently and repeatedly fails to pay the applicable P/UAG Dealers the Pricing in connection with Sourcing Transactions within seven (7) calendar days of the consummation of such Sourcing Transactions, CarsDirect shall be required to pay to the applicable P/UAG Dealer the Pricing, including documented and verified outstanding amounts owed by CarsDirect (by wire transfer) upon the consummation of each Sourcing Transaction.

3.       SYSTEMS INTEGRATION.

         3.1 AUTOMATED TRANSACTION SYSTEMS. P/UAG and the P/UAG Dealers shall each deliver to CarsDirect in a standard format reasonably acceptable to CarsDirect (the "Standard Format"), the data and information specified in
Section 6.1 below. In connection with the development and operation of the Standard Format, the Parties shall collaborate to develop systems necessary to extract data or information owned or controlled by P/UAG and the P/UAG Dealers (the "Data") to a centralized data warehouse, conforming to a standardized protocol (the "P/UAG Data Aggregation"). P/UAG shall bear all costs in connection with and shall be otherwise responsible for the P/UAG Data Aggregation effort. All costs in connection with transmitting the Data to CarsDirect shall be borne by CarsDirect. In addition, CarsDirect shall have the right, but not the obligation, to permit dealers other than the P/UAG Dealers to deliver such data and information to CarsDirect in the Standard Format.



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         CarsDirect shall create at its expense, with the cooperation of P/UAG, systems (e.g. real-time inventory, order transmission and acceptance, delivery confirmation) to create fully automated Sourcing Transactions and Automobile Purchases (the "Transaction Systems"). CarsDirect shall be the exclusive owner of any such Transaction Systems, provided, however, nothing herein shall be construed to restrict, impair or deprive P/UAG of any rights or proprietary interests in technology or products that existed prior to and independent of the development of the Transaction Systems. Upon request from P/UAG, CarsDirect will enter into a mutually acceptable, royalty-free licensing agreement for the term hereof granting a limited, non-exclusive, non-transferable, non-sublicensable license to P/UAG and their dealers of the Transaction System solely to enable P/UAG and their dealers to perform this Agreement more efficiently.

         3.2 WEB SITE DEVELOPMENT ASSISTANCE. CarsDirect, if requested by P/UAG, will enter into a mutually acceptable, royalty-free license agreement for the limited, non-exclusive, non-transferable, non-sublicensable license to P/UAG and their dealers of the text, graphics, pictures, data (including descriptions of Automobile specifications and standard Automobile equipment, and Automobile options, MSRP, invoice and Manufacturer option prices) of a substance and form similar to that which CarsDirect generally licenses to third parties (collectively, the "Content"). CarsDirect shall make the Content available to P/UAG in standard html format. The content shall also be associated with a set of access pages. CarsDirect shall supply to P/UAG updated releases of the Content on approximately a monthly basis during the Term. At such time as CarsDirect develops, and generally makes available to third parties, modular components of the Content CarsDirect will make the same available to P/UAG. Upon the reasonable request of P/UAG, CarsDirect will provide up to eighty (80) hours of qualified consulting services to assist in the utilization of the Content. Thereafter, CarsDirect shall provide such services to P/UAG at a level of up to two (2) people (FTE) at industry standard rates (currently $20,000 per month).

         3.3 ORDER PROCESSING PROCEDURES. The Parties agree to develop and implement, within thirty (30) days of the Effective Date, Automobile delivery procedures and a standard process that will be followed by CarsDirect and P/UAG Dealers to expedite Sourcing Transactions and Automobile acceptances and delivery confirmations. The Parties agree to exercise best efforts to enhance and modify those procedures and standard processes during the term of this Agreement to further expedite and automate the various functions.

4.       ADDITIONAL PROGRAM DEVELOPMENT.

         During the Term CarsDirect shall use reasonable efforts to develop an Automobile trade in program. CarsDirect will explore the opportunities for P/UAG to participate and/or invest in such program. Until such Automobile trade-in program is developed and implemented, the P/UAG Dealer handling a Sourcing Transaction shall have the first opportunity to negotiate the trade-in applicable to the Sourcing Transaction, subject to the terms of written agreements between CarsDirect and third parties and entered into prior to the Effective Date.

5.       PENSKE AUTO CENTER SERVICES.

         Upon the request of CarsDirect and to the extent permissible by applicable laws and written agreements to which P/UAG or Penske Auto Centers are a party to prior to the date of such request by CarsDirect, P/UAG will cause Penske Auto Centers to negotiate with CarsDirect for the provision of temporary Automobile storage facilities, Automobile inspection, reconditioning and delivery services at the Penske Auto Centers' facilities. CarsDirect and the Penske Auto Centers shall negotiate in good faith the pricing and other terms applicable to the services described in this Section 5.


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6.       DATA.

         6.1 P/UAG DATA. During the Term P/UAG will provide the following data to CarsDirect in an electronic format and in a delivery method mutually acceptable to the Parties.

             6.1.1 INVENTORY DATA. P/UAG shall provide to CarsDirect, daily batch information updates regarding the Automobile make, model, trim, options, transmission, interior color, exterior color, engine specifications, vehicle identification number, stock number (optional), MSRP, invoice price, year and dealer name and address with respect to each Automobile contained in the P/UAG Inventory. P/UAG shall use best efforts to provide to CarsDirect the information contained in this Section 6.1.1 on a continuous, real-time basis. P/UAG will provide to CarsDirect a glossary of defined abbreviations so that CarsDirect identify the options offered by the Automobile Manufacturers.


             6.1.2 LIMITATIONS. The information to be provided pursuant to this Section 6.1 shall be subject to applicable law, and PAG's and UAG's Privacy Policies, as may be modified from time to time. Provided further, CarsDirect shall not have the right to sell, share, give away, or otherwise redistribute the information provided pursuant to this Section 6.1 (either alone or in combination with any other data, information or report) to any third party without prior written permission from PAG or UAG, as the case may be.

         6.2 CARSDIRECT DATA. During the Term CarsDirect shall provide the following data to P/UAG in an electronic format and in a delivery method reasonably acceptable to P/UAG.

             6.2.1 AUTOMOBILE TRANSACTION DATA. CarsDirect shall provide to PAG's Vice President and General Manager and UAG's Vice President and General Manager factual information about Third Party Sourcing Transactions for the sole purpose of enabling P/UAG Dealers to meet bonafide competition to maximize Automobile Purchases. The factual information described in the immediately preceding sentence shall not be identifiable to any third party franchised dealer. .

             6.2.2. LIMITATIONS. The information to be provided pursuant to this Section 6.2 shall be subject to applicable law, and CarsDirect's Privacy Policy, as may be modified from time to time. Provided further, neither P/UAG nor any P/UAG Dealer shall have the right to sell, share, give away, or otherwise redistribute the information provided pursuant to this Section 6.2 (either alone or in combination with any other data, information or report) to any third party without prior written permission from CarsDirect.

  7.     WARRANT.

         In consideration for UAG entering into this Agreement and performing its obligations hereunder, CarsDirect shall execute and deliver to UAG warrant agreement(s) for the exercise of an aggregate of 2,190,000 shares of CarsDirect's Series D Preferred Stock (the " UAG Warrant Agreements"). In consideration for PAG entering into this Agreement and performing its obligations hereunder, CarsDirect shall execute and deliver to PAG warrant agreement(s) for the exercise of an aggregate of 1,460,000 shares of CarsDirect's Series D Preferred Stock (the "PAG Warrant Agreements" and collectively with the PAG warrant Agreements, the "Warrant Agreement").
The Warrant Agreement shall be in a form and substance as attached hereto as Exhibit C.

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  8.     EXCLUSIVITY.

         For the twenty-four (24) month period commencing on the Effective Date, neither P/UAG nor any P/UAG Dealer shall sell, lease, transfer or otherwise directly supply Automobiles or P/UAG Inventory Data to any of the following entities for so long as they engage in the Direct Transaction Business Model:
Driveoff; AutoNationDirect; Greenlight; CarOrder; AutobytelDirect and Microsoft Corporation and its Affiliates (such exclusivity restrictions with respect to Microsoft Corporation shall only be applicable if Microsoft Corporation (or any of its Affiliates) engages in, promotes or facilitates the Direct Transaction Business Model either alone or in conjunction with any third party); provided, however, P/UAG and their dealers may sell or lease Automobiles pursuant to a corporate purchase or employee compensation program or purchase or otherwise obtain software from Microsoft or its Affiliates.

         Notwithstanding the foregoing, the exclusivity restrictions contained in this Section 8 shall be inapplicable (a) with respect to P/UAG and the P/UAG Dealers during periods that the CarsDirect Site is unavailable to the general public for a period in excess of three (3) consecutive days as a result of system failure within the reasonable control of CarsDirect (b) with respect to Acquired Dealerships who become P/UAG Dealers after the Effective Date if such dealerships are subject to pre-existing, written agreements which conflict with the exclusivity restrictions contained in this Section 8 (but only to the extent that such agreements expressly prohibit compliance with the provisions of this
Section 8) or (c) with respect to P/UAG and the P/UAG Dealers if CarsDirect fails to expend a minimum of $5 million in customer acquisition costs during each of two (2) consecutive calendar quarters (d) if CarsDirect is otherwise not transacting business generally or (e) if a Change of Control has occurred with respect to CarsDirect following the Effective Date other than in connection with a Qualified Initial Public Offering as such term is defined under that certain Amended and Restated Investor Rights Agreement dated October 27. 1999.

9.       RELATIONSHIP MANAGEMENT.

         9.1 P/UAG CORPORATE ENDORSEMENT. During such times as the "exclusivity" provisions contained in Section 8 above are applicable to P/UAG, P/UAG agrees to endorse CarsDirect to its P/UAG Dealers as P/UAG's preferred and exclusive Direct Transaction Business Model customer. In addition, the Parties agree to jointly publish an article in each issue of P/UAG's newsletter regarding the Parties' relationship and successes.

10.      TERM AND TERMINATION.

         10.1 TERM. This Agreement shall be effective as of the Effective Date and shall continue through December 31, 2004, unless terminated earlier as provided in this Article 10.

         10.2 TERMINATION FOR BREACH. Either Party may terminate this Agreement upon not less than thirty (30) days' prior written notice to the other Party of any material breach hereof or of the Consulting Agreement, the Investment Agreement and the Warrant Agreement by such other Party or its Affiliates provided that such other Party or its Affiliates, as the case may be, has not cured such material breach within such thirty (30) day period. PAG or UAG may terminate this Agreement if CarsDirect consistently and repeatedly fails to pay the applicable P/UAG Dealers the Pricing in connection with Sourcing Transactions within seven (7) calendar days of the consummation of such Sourcing Transactions for reasons other than inadvertence.



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
         10.3 TERMINATION FOR BANKRUPTCY AND RELATED EVENTS. In the event a Party files a voluntary petition in bankruptcy court, or makes an assignment for benefit of creditors, or is voluntarily or involuntarily adjudicated a bankrupt, or has a receiver appointed for its business, or becomes insolvent, the other party may elect to immediately terminate this Agreement.

         10.4 EFFECT OF EXPIRATION OR TERMINATION. Upon termination or expiration of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall be extinguished, except that all payment obligations accrued prior to the date of termination hereunder, and the rights and obligations of the parties under Sections 6.1.2, 6.2.2, 11.3, 11.4 and 12 shall survive such termination or expiration.

11.      WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY.

         11.1     WARRANTIES BY BOTH PARTIES.

         Each Party represents and warrants to the other that:

         a) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

         b) its execution of this Agreement and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; and

         c) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and


         11.2     WARRANTIES BY P/UAG.

         PAG and UAG severally represent and warrant to CarsDirect that:

         a) it has full and sufficient rights to grant to CarsDirect the rights granted hereunder with respect to access to and use of the P/UAG Inventory Data as contemplated herein without the necessity of payment to any third party, and it has used and shall use commercially reasonable efforts to ensure the accuracy and integrity of such data; and

         b) The P/UAG Inventory Data, nor CarsDirect's use of the same in any manner contemplated hereunder, shall infringe upon or violate the intellectual property rights of any third party.

         c) It has full power and authority to and shall cause each P/UAG Dealer to abide by the terms of this Agreement.


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         11.3 INDEMNIFICATION. Each Party (the "Indemnifying Party") will defend, indemnify and hold harmless the other parties (the "Indemnified Party"), and the respective directors, officers, employees and agents of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with any third-party claim alleging any breach of such party's representations or warranties or covenants set forth in this Agreement. In addition, PAG and UAG shall severally defend, indemnify and hold harmless CarsDirect, its directors, officers, employees and agents from and against any and all claims, costs, losses, damages, judgments and expenses including reasonable attorneys' fees ("Costs") asserted by a CarsDirect customer arising out of or in connection with any Delivery if due to the fault or negligence of such Party; provided, however, this sentence shall not be interpreted to vary the obligations of the Parties as set forth in the Priority Supplier Network Membership Agreement or the Vehicle Commitment Form, as such may be mutually agreed and in effect from time to time. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party's rights or interests without prior written consent (such consent shall not be unreasonably withheld or delayed) of the Indemnified Party. The Indemnified Party shall provide reasonably prompt notice to the Indemnifying Party of any such claim of which it becomes aware and shall
(a) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim, and (b) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim.

         11.4 EXCLUSION OF DAMAGES; DISCLAIMER.

              11.4.1 EXCLUSION OF DAMAGES. UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

              11.4.2 NO ADDITIONAL WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, NO PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE).

12.      CONFIDENTIALITY.

         12.1 DEFINITION OF CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" refers to: (a) the terms and conditions of this Agreement; (b) each party's and with respect to PAG and UAG, the P/UAG Dealers' trade secrets, business plans, strategies, methods and/or practices;
(c) any and all information relating to CarsDirect customers, in the case of CarsDirect; and (d) other information relating to either party that is not generally known to the public, including, but not limited to, information about either party's personnel, products, customers, marketing strategies, services or future business plans.




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         12.2 RESTRICTIONS APPLICABLE TO CONFIDENTIAL INFORMATION. During the
Term and for a period of eighteen (18) months thereafter, or longer to the extent a party's Confidential Information maintains its status as a "trade secret" under applicable law each party (the "Receiving Party") will maintain in confidence all Confidential Information of the other party (the "Disclosing Party"). Each party agrees to use commercially reasonable efforts to protect the Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature. Each party agrees to use the Confidential Information of the Disclosing Party solely for fulfilling the Receiving Party's obligations under this Agreement and to disclose such Confidential Information only to those of its employees, outside counsel, auditors, and financial advisors with a need to know who are under a similar obligation of confidentiality and restricted use with respect to such Confidential Information. Provided further it shall not be a breach of this Agreement if this Agreement is filed or its terms are disclosed as required in connection with a registration statement or report filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder, as applicable, provided that the party making such filing or disclosures consults with the other party prior to any such filing or disclosure.

         12.3 EXCLUSIONS. The foregoing restrictions shall not apply to any information that: (a) was rightfully known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed as determined by the Receiving Party's counsel); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party.

         12.4 RETURN OF CONFIDENTIAL INFORMATION; INJUNCTIVE RELIEF. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this Article by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Article 12.

         12.5 OWNERSHIP OF CUSTOMER DATA. All Confidential Information provided to P/UAG by CarsDirect relating to a CarsDirect customer shall be owned and retained solely by CarsDirect.

13.      GENERAL PROVISIONS.

         13.1 INDEPENDENT CONTRACTORS. CarsDirect, PAG and UAG are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between them. No Party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability, or to otherwise bind the other Parties.

         13.2 ASSIGNMENT. No party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party; except that either party may, without the other party's consent, assign this Agreement or any of its rights or delegate any of



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

its duties under this Agreement: (a) to any Affiliate of such party, or (b) to any purchaser of all or substantially all of such party's assets or to any successor by way of merger, consolidation or similar transaction, provided that, in the event of an assignment by P/UAG hereunder, such assignee is not a CarsDirect Competitor. However, the assigning Party shall not be relieved of its obligations to the other Parties pursuant to this Agreement. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.

         13.3 NON-WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         13.4 PUBLICITY. CarsDirect and P/UAG may individually or jointly prepare and issue mutually agreed upon press releases concerning the existence of this Agreement and the terms hereof. The timing of any such press releases shall be mutually agreed by CarsDirect and P/UAG. Otherwise, no public statements concerning the existence or terms of this Agreement shall be made or released by a party to any medium except with the prior approval of the other party or as required by applicable law. Except as may be required by applicable securities laws, for a period of sixty (60) days after the Effective Date, CarsDirect agrees to refrain from publicly announcing an Automobile sourcing agreement with a national Automobile dealer group similar to that contemplated by this Agreement.

         13.5 FORCE MAJEURE. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party's reasonable control.

         13.6 AUDIT RIGHTS. During the Term, each party shall maintain accurate records with respect to such party's obligations under this Agreement. Each party, at its expense, and upon ten (10) days' advance notice to the other party, shall have the right, not more than once per year, to examine the other party's directly relevant records in order to verify, in the case of P/UAG, P/UAG's compliance with the terms and conditions of Sections 2.1, 2.4, 2.5, 6.1.1, and 6.2.2, and in the case of CarsDirect, CarsDirect's compliance with the terms and conditions of Section 2.1, 2.3, 6.1.2, and 6.2.1 . Any such examination shall be conducted in a manner that does not interfere with the ordinary business operations of the other party. In the event that such examination reveals that a party has knowingly breached a material obligation of this Agreement, then, in addition to such other remedies as the auditing party may have, the breaching party will reimburse the auditing party for the actual costs of such examination.

         13.7 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be given in writing by hand, by certified mail, return receipt requested, postage pre-paid, or by recognized overnight delivery service, all delivery charges pre-paid, and addressed to the individual signing this Agreement on behalf of the applicable party at its address specified in the opening paragraph of the Agreement and shall be deemed effective upon receipt. A party may from time to time change the individual to receive notices or its address by giving the other party notice of the change in accordance with this Section. In addition, copies of any notices sent to P/UAG or CarsDirect shall also be sent to the following addresses, respectively:

         UnitedAuto Group, Inc.                      CarsDirect.com, Inc.
         13400 West Outer Drive                      10567 Jefferson Boulevard
         Suite B-26                                  Culver City, CA 90232
         Detroit, MI 48239                           Fax:  (310) 280-4264
         Fax: (313) 592-7340                         Attention:  General Counsel
         Attention:  General Counsel

         Penske Automotive Group, Inc.
         3534 North Peck Road
         El Monte, CA  91731
         Fax:  (626) 580-6009
         Attention:  President

         With copy to:

              Executive Vice President and General Counsel, Penske Corporation 13400 West Outer Drive Detroit, MI 48329

         13.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Exhibits hereto), the Warrant Agreement, the Investment Agreement, the Consulting Agreement and any ancillary documents in connection with the Sourcing Transactions contain the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersede all previous agreements or negotiations between P/UAG and CarsDirect concerning the subject matter hereof, and cannot be amended except by a writing signed by the applicable parties.

         13.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its choice of law rules.

         13.10 HEADINGS. All headings contained in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause.

         13.11 THIRD PARTY BENEFICIARIES. This Agreement is not intended and shall not be construed to confer upon or to give any third party any rights or remedies.

         13.12 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

         13.13 GOOD FAITH. The Parties agree to perform each of their respective obligations, covenants and agreements provided herein in good faith.

         13.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

CARSDIRECT.COM, INC.                       UNITED AUTOGROUP, INC.

By (signature)                             By (signature)
-------------------------------            -------------------------------------
Name                                       Name
-------------------------------            -------------------------------------
Title                                      Title
-------------------------------            -------------------------------------

PENSKE AUTOMOTIVE GROUP, INC.

By (signature)
-------------------------------
Name
-------------------------------
Title
-------------------------------







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